Exhibit 10.95

PRWT Services, Inc. made a loan to Willie Johnson on January 1, 2005 in the principal amount of $150,000.  The loan bore interest at the rate of 3.5% and was payable over a term of up to thirty years.  Mr. Johnson made the annual interest payments on the loan and the loan was repaid as of December 31, 2008.